Exhibit 10.1

***Text Omitted and Filed Separately with the Securities and Exchange Commission

Confidential Treatment Request Under

Rule 24b-2 of the Securities Exchange Act of 1934

SECOND AMENDMENT TO

LABORATORY MASTER SERVICES AGREEMENT

This Second Amendment (“Second Amendment”), which shall be considered effective as of the 1st of October, 2013 (the “Second Amendment Effective Date”), is entered into by and between Novartis Pharmaceuticals Corporation (“Novartis”), with an office at 59 Route 10, East Hanover, New Jersey 07936, and Foundation Medicine, Inc. (“Institution”), with an office at 150 Second Street, Cambridge, MA 02141, and amends the Laboratory Master Services Agreement dated November 21, 2011 (referred to herein as the “Master Agreement”) as amended by the First Amendment to Laboratory Master Services Agreement dated May 29, 2012 (referred to together herein as the “First Amended Master Agreement”). The First Amended Master Agreement as amended by this Second Amendment shall be referred to herein as the “Agreement” or the “Second Amended Master Agreement.” Capitalized terms used in this Second Amendment and not otherwise defined herein are used with the meanings ascribed to them in the First Amended Master Agreement.

1.	Section 1. Section 1.A of the First Amended Master Agreement is hereby replaced with the following:

“A. Institution hereby agrees to perform genomic testing and analysis, molecular information, and related technology services, as set forth in any Statement of Work issued in the sample form attached hereto as Attachment 1 (the “Services”), after the Second Amendment Effective Date hereof, to Institution by Novartis and accepted by Institution, with respect to laboratory samples identified therein (the “Samples”). Institution shall not provide any Services hereunder beyond the scope of the Statement of Work without the prior written approval of Novartis. References to Task Orders in other provisions of this Agreement shall be deemed to refer to the Statement of Work attached hereto as Attachment 1.”

2.	Section 2. Section 2 of the First Amended Master Agreement is hereby replaced with the following:

“2. TERM OF AGREEMENT

Unless sooner terminated pursuant to the terms of this Agreement, this Agreement shall be deemed effective from as of the Second Amendment Effective Date and shall continue in force until September 30, 2016 (the “Term”), subject to Novartis’ right to extend the Term as described herein. Each one-year period under this Second Amended Master Agreement shall be deemed a “Contract Year,” and, in consideration of work performed under the Master Agreement and First Amended Master Agreement dating back to November 21, 2011, the first Contract Year under this Second Amended Master Agreement (beginning October 1, 2013) shall be deemed the “Third Contract Year,” the second Contract Year under this Second Amended Master Agreement (beginning

October 1, 2014) shall be deemed the “Fourth Contract Year,” and the third Contract Year under this Second Master Agreement (beginning October 1, 2015) shall be deemed the “Fifth Contract Year.” Notwithstanding the foregoing, (a) any payment obligations accrued under the First Amended Master Agreement prior to the Second Amendment Effective Date shall be paid in full to Institution by Novartis pursuant to the terms of the First Amended Master Agreement; and (b) should any Statement of Work entered into during the term of this Second Amended Master Agreement require Services to be performed beyond the termination date of this Second Amended Master Agreement, then the terms of this Second Amended Master Agreement shall remain in effect with respect to such Statement of Work until the termination of the Statement of Work. Novartis shall have the option to extend the Term for two additional years (“Sixth and Seventh Contract Years”) by providing written notice to Institution no later than ninety (90) days prior to the expiration of the Term. If Novartis exercises this option, the provisions of this Second Amended Master Agreement shall remain in full force and effect for the Sixth and Seventh Contract Years, except to the extent the parties mutually agree to any changes to the Agreement, in which case they shall be incorporated pursuant to an amendment hereto.”

3.	Section 3.A. Section 3.A of the First Amended Master Agreement is hereby replaced with the following:

“A. During the Third through Fifth Contract Years (in the period running from October 1, 2013 through September 30, 2016), and, in the event Novartis exercises its option to extend the Term under Section 2, in the Sixth and Seventh Contract Years (in the period running from October 1, 2016 through September 30, 2018), in consideration of Institution reserving capacity to perform the genomic testing and analysis aspects of the Services (“Reserved Capacity”) and of satisfactory performance of the Services generally, Novartis shall pay Institution as described in detail below, […***…] beginning on the Second Amendment Effective Date. Institution shall invoice Novartis for the first quarterly payment due hereunder in accordance with the terms specified below on December 9, 2013. Thereafter, Institution shall invoice Novartis on or around (but not before) the first day of each calendar quarter during the Term of this Agreement. Unless Novartis reasonably objects to all or a portion of any new invoice submitted to it by Institution, Novartis shall make payments against each invoice within sixty (60) days of its receipt.

i. Genomic Testing and Analysis of Samples.

a.	Reserved Capacity Fees.

x. Third through Fifth Contract Years. During each of the Third, Fourth, and Fifth Contract Years, in consideration of Institution reserving capacity to perform the genomic testing and analysis aspects of the Services and of Institution’s satisfactory performance of the Services generally, Novartis shall pay Institution a minimum of […***…] per Contract Year (“Reserved Capacity Fee”), payable in advance of each quarter in non-refundable, non-creditable, equal installments of […***…], based on a per Sample price of […***…] for Institution’s solid

***Confidential Treatment Requested***

tumor genomic testing and analysis platform (“Solid Tumor Platform”) and a per Sample price of […***…] for Institution’s hematological malignancy genomic testing and analysis platform (“Heme Platform”). Fees for Services performed on Samples exceeding Reserved Capacity shall be governed by Section 3.A.i.b. Notwithstanding the above, payments may be refunded, as appropriate, pursuant to Section 10 of this Agreement.

y. Sixth and Seventh Contract Years. If Novartis exercises its option under Section 2 to extend the Term for the Sixth and Seventh Contract Years (beginning October 1st in 2016 and 2017, respectively), Novartis shall pay Institution a per sample rate that is the lesser of the pricing shown on Attachment 4 or Institution’s then current standard pricing, and Reserved Capacity for the Sixth and Seventh Contract Years shall be agreed upon between the Parties. For clarity, the amounts shown in Figure 1 for the Sixth and Seventh Contract Years are examples only. They are not binding on Novartis. Both pricing and Reserved Capacity for the Sixth and Seventh Contract Years reflected in Figure 1 may change pursuant to this provision. Fees for Services performed on Samples exceeding Reserved Capacity shall be governed by Section 3.A.i.b.

b. Fees for Samples Exceeding Reserved Capacity. In the event Novartis chooses to seek genomic testing and analysis for Samples under this Second Amended Master Agreement in a given Contract Year in excess of annual Reserved Capacity (“Excess Samples”), the following pricing shall apply:

x. Tier Two Excess Samples. For the Third through Fifth Contract Years, after the Reserved Capacity Fee has been reached, Excess Samples shall initially be billed monthly on a per Sample basis at a per Sample rate for the Solid Tumor Platform of […***…] and a per Sample rate for the Heme Platform of […***…] until additional fees for Services performed of […***…] (“Tier Two Value Threshold”) have been reached. If Novartis exercises its option under Section 2 to extend the Term for the Sixth and Seventh Contract Years (beginning October 1st in 2016 and 2017, respectively), after the Reserved Capacity fee for the Sixth and Seventh Contract Years (to be determined pursuant to Section 3.A.i.a.y) has been reached, Excess Samples shall initially be billed at a rate to be agreed upon between the Parties until additional fees for Services performed in an amount to be agreed by the Parties (“Tier Two Year Six and Seven Value Threshold”) have been reached. See Figure 1. For clarity, the amounts shown in Figure 1 for the Sixth and Seventh Contract Years are examples only. They are not binding on Novartis. Both pricing and volume for the Sixth and Seventh Contract Years reflected in Figure 1 may change pursuant to this provision.

***Confidential Treatment Requested***

y. Tier Three Excess Samples. For the Third through Fifth Contract Years, after the Tier Two Value Threshold has been reached during a given Contract Year, additional Excess Samples shall be billed monthly on a per Sample basis at a per Sample rate for the Solid Tumor Platform of […***…] and a per Sample rate for the Heme Platform of […***…] (“Tier Three Pricing”). If Novartis exercises its option under Section 2 to extend the Term for the Sixth and Seventh Contract Years (beginning October 1st in 2016 and 2017, respectively), after the Tier Two Year Six and Seven Value Threshold (which amount is to be determined pursuant to Section 3.A.i.b.x) has been reached, Excess Samples shall be billed at a rate to be agreed upon between the Parties. See Figure 1. For clarity, the amounts shown in Figure 1 for the Sixth and Seventh Contract Years are examples only. They are not binding on Novartis. Both pricing and volume for the Sixth and Seventh Contract Years reflected in Figure 1 may change pursuant to this provision.

Figure 1

	Yearly Volume (units in “Band” based on solid tumor pricing)	Solid Tumor Platform List Price (See Att, 4)	Unit Count per Sample/Price per Sample for Solid Tumor Platform	Unit Count per Sample/Price per Sample for Heme Platform […***…]	Reserved Capacity Fee/Tier Two Value Threshold

Reserved Capacity Years 3-5 Years 6/7 (Non-binding example only – Subject to change)	[…***…] […***…]	[…***…] […***…]	[…***…] […***…]	[…***…] […***…]	[…***…] […***…]

Tier 2 Pricing Years 3-5 Years 6/7 (Non-binding example only–Subject to change)	[…***…] […***…]	[…***…] […***…]	[…***…] […***…]	[…***…] […***…]	[…***…] […***…]

Tier 3 Pricing Years 3-5 Years 6-7 (Non-binding example only – Subject to Change)	[…***…] […***…]	[…***…] […***…]	[…***…] […***…]	[…***…] […***…]	[…***…] […***…]

***Confidential Treatment Requested***

ii. Alliance Management and Technology Support. During each Contract Year, Novartis shall pay Institution an Alliance Management and Technology Support Service Fee for services to support the continued collaboration between the Parties and ongoing enhancement to Sample management and reporting tools for Novartis studies. The Service Fee payable by Novartis under this Section 3.A.ii shall be […***…] per year, which shall be payable in advance of each quarter in non-refundable, non-creditable equal installments of […***…] per quarter. Institution bears the sole responsibility for compensation (including overtime to hourly employees, if applicable) of Institution’s employees who provide the services set forth in this Section 3.A.ii. Notwithstanding the above, payments may be refunded, as appropriate, pursuant to Section 10 of the Master Agreement.

iii. Molecular Information and Analysis Services. During each Contract Year, Novartis shall pay Institution […***…] (“Molecular Information Service Fee”), payable in advance of each quarter in non-refundable, non-creditable equal installments of […***…] per quarter, to develop and conduct queries of Institution’s database of aggregated genomic alteration information on behalf of Novartis and provide results to Novartis as more fully described in Section 4.J. The work required of Institution to perform the molecular information services hereunder shall not, in aggregate across all Statements of Work in any Contract Year, exceed performance of […***…]. Institution bears the sole responsibility for compensation (including overtime to hourly employees, if applicable) of Institution’s employees for the services set forth in this Section 3.A.iii. Notwithstanding the above, Novartis may, at its own discretion, discontinue requests for services under this Section 3.A.iii by notifying Institution in writing no less than ninety (90) days before the start of the next Contract Year. Novartis

***Confidential Treatment Requested***

shall not be required to pay the Molecular Information Service Fee for any Contract Year for which it requests discontinuation of the services set forth hereunder. Notwithstanding the above, payments may be refunded, as appropriate, pursuant to Section 10 of the Master Agreement.”

4. Section 4. Section 4.D is amended and Section 4.J is newly added as follows:

Following the last sentence of Section 4.D of the First Amended Master Agreement, the following sentence is added: “In addition, Novartis grants Institution a non-exclusive, royalty-free, sublicensable to Affiliates, worldwide, transferable (but only in connection with the sale of all or substantially all of Institution’s business to which this Agreement relates) and perpetual license to include the data derived from the Samples resulting from the Services (“Results”) into Institution’s databases for use with its products and services relating to genomic testing and analysis in the field of oncology.”

“J. Novartis acknowledges that Institution possesses and owns genomic information pertaining to the nature and prevalence of known and likely somatic alterations, including base substitutions, insertions and deletions, focal amplifications, homozygous deletions, and rearrangements contained in Institutions proprietary database of de-identified clinical patient data (“Molecular Information”), which may be interrogated by one or more queries of Molecular Information performed by Institution at Novartis’s request as part of the Services hereunder (“Database Queries”) to generate certain results (“Database Query Results”). Institution shall exclusively own all Database Query Results, but Institution hereby grants to Novartis and its Affiliates a non-exclusive, royalty-free, non-sublicensable, worldwide and perpetual license to use the Database Query Results for its internal business and development purposes and for patent filings and regulatory submissions. For clarity, the Database Query Results shall NOT be considered works for hire under copyright law or any other applicable law or doctrine. Ownership of any patentable inventions arising directly from the Database Query Results shall follow inventorship in accordance with United States patent law. For any patentable inventions arising directly from the Database Query Results and owned by Institution (“Institution Database Query Inventions”), Institution grants Novartis and its Affiliates a non-exclusive, royalty-free, sublicensable, worldwide and perpetual license to such patentable inventions to research, develop, make, have made, use, offer for sale, sell and import Novartis products. Furthermore, Institution agrees to promptly notify Novartis of any Institution Database Query Inventions and grants Novartis the option to negotiate an exclusive license under reasonable commercial terms for any Institution Database Query Inventions or Institution’s interest in any inventions arising directly from the Database Query Results that are jointly invented between Novartis and Institution. Novartis shall notify Institution of its intent to exercise such option to negotiate within ninety (90) days after Institution’s disclosure to Novartis of the applicable Institution Database Query Invention. If Novartis exercises such option, the Parties shall thereafter work in good faith to negotiate the terms of such license within a period of ninety (90) days after exercise of such option, or within such other period of time as is mutually agreed upon by the Parties. Prior to notifying Novartis of an Institution Database Query Invention, during the period following notification but prior to Novartis’s exercise of the option, and during the ninety (90) days prescribed for license negotiations if Novartis exercises its option, Institution shall not […***…].”

***Confidential Treatment Requested***

5. New Section 5.A.iii. Section 5.A.iii of the First Amended Master Agreement is added as follows:

“Notwithstanding the above, with regard to Third Party Samples, Novartis represents that the Third Party has made a representation, warranty and covenant with regard to the facts and obligations set forth in 5.A.i and 5.A.ii.”

6. New Section 5.F. Section 5.F of the First Amended Master Agreement is added as follows:

“From time to time, and subject to the provisions below, a third party (“Third Party Provider”) may, on behalf of Novartis, provide to Institution samples (“Third Party Samples”) for services under this Agreement. Third Party Samples for which Institution performs Services shall be counted as part of the total number of Samples provided to Institution in the applicable Contract Year, and Section 3.A shall apply to Third Party Samples. Institution’s obligations with regard to Services and Samples as set forth throughout this Agreement shall apply to Third Party Samples. Services to be performed with regard to Third Party Samples will be specified in a Statement of Work to be completed by the party supplying Third Party Samples. Any license and use rights granted by Novartis to Institution under Section 4 shall not be applied as they relate to Third Party Samples but instead such grant rights by Novartis to Institution relating to Third Party Samples are specified below. Novartis agrees […***…] Prior to the provision of Third Party Samples to Institution for performance of Services under this Agreement, Novartis also agrees […***…] Prior to initiation of Services for Third Party Samples, Novartis shall […***…] For clarity, it is understood between Novartis and Institution that […***…]”

7. Section 7. Section 7 of the of the First Amended Master Agreement is hereby replaced with the following:

“The Institution shall not disclose that Novartis has retained the Institution for professional services, and neither party shall use, or authorize others to use, the name, symbols, or marks of the other party hereto in any advertising or publicity material, press release, or other public statement, without prior written permission of the other Party (which consent will not be unreasonably withheld or delayed), except to the extent such disclosure is required to be disclosed pursuant to (a) judicial process, court order or administrative request, or (b) applicable legal requirements or governmental regulations, including any securities laws or regulations, or the regulations or requirements of any stock exchange or stock listing entity. Notwithstanding the above, Institution shall provide Novartis with prompt notice of any requirement to disclose such information so as to permit Novartis to seek a protective order or other appropriate remedy and will disclose only that information which Institution’s counsel has concluded is legally required to be disclosed.”

***Confidential Treatment Requested***

8. Section 10.A. The first sentence of Section 10.A of the First Amended Master Agreement is hereby amended as follows:

“A. This Agreement and any Task Orders issued hereunder may be terminated by Novartis for any reason or for no reason at all after September 30, 2016 upon ninety (90) days written notice to Institution.”

9. Section 12. The first sentence of Section 12 of the of the First Amended Master Agreement is hereby amended as follows:

“Institution shall not subcontract any of this Master Agreement without the prior written approval of Novartis, except that Institution may engage non-employee contractors to perform aspects of the Services under this Master Agreement on Institution’s premises and under the supervision of appropriate Institution personnel, provided such non-employee contractors are bound by obligations applicable to Institution’s employees no less stringent than those contained in this Master Agreement. In the event that Novartis approves the use of non-employee contractors, Institution shall remain fully liable for the performance of its obligations under this Master Agreement.”

10. New Section 23. A new Section 23 is hereby added as follows:

“23. Anti-Bribery

In consideration of the mutual covenants, terms and conditions set forth below, the parties agree as follows:

A. In exercising its rights and performing its obligations under the Master Agreement, the Institution will comply with all applicable federal, state and local anti-corruption and anti-bribery laws, statutes, rules, regulations and orders, applicable industry standards, and the Novartis Global Anti-Bribery Policy, as amended from time to time, and attached hereto as Attachment 5.

B. The Institution shall train any individual who is involved with the activities set forth in the Master Agreement on anti-corruption and anti-bribery at its own expense using training materials provided by Novartis and the attached Novartis Global Anti-Bribery Policy.

C. The Institution warrants that should Novartis require Institution to complete a “Questionnaire for Third Parties”, the information provided by Institution with such Questionnaire shall be accurate and complete. The Institution agrees to inform Novartis promptly of any significant change to the information provided with such Questionnaire.

D. Novartis shall have the right, at its cost, at any time upon reasonable prior written notice, to audit the Institution’s records to ensure compliance with this provision. Novartis may appoint a third party auditor to perform such audit and if so, the appointed auditor will be subject to reasonable confidentiality obligations in relation to its review of the Institution’s records. The Institution will provide full cooperation and grant access to all relevant documents and materials as reasonably necessary during normal business hours.

E. The Institution’s breach of any obligation or warranty set forth in this provision shall be considered a material breach of the Master Agreement, and Novartis shall have the right to immediately terminate the Master Agreement.”

11. New Section 24. A new section 24 is added as follows:

“24. Healthcare Professionals and Healthcare Institutions

“Healthcare Professional” or “HCP” shall mean any person possessing a relevant healthcare degree and any pharmacy & therapeutics (P&T) committee member including but not limited to any person licensed to prescribe, administer, dispense, or purchase prescription drugs/medicines for resale or distribution for human and animal use.

“Healthcare Institution” or “HCI” shall mean any institution that provides healthcare to patients, purchases or dispenses prescription medication, conducts clinical research, recommends or advocates treatment options, or whose entire members, entire shareholders, or all employees include healthcare professionals.

In consideration of the mutual covenants, terms and conditions set forth herein, the parties agree as follows:

A. HCI/HCP shall perform the services under the Master Agreement: (i) in a professional manner, consistent with applicable industry standards and practices; (ii) in conformance with that level of care and skill ordinarily exercised in similar circumstances by providers of the same or similar services; (iii) in compliance with all applicable federal, state and local laws, statutes, rules, regulations and orders, including, but not limited to, the applicable requirements of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and the Federal Healthcare Programs Antikickback Statute (42 U.S.C. § 1320a-7b(b)); and (iv) in compliance with all Novartis policies and procedures communicated to HCI/HCP and applicable to the Services or to HCI/HCP. HCI/HCP shall ensure that each person assigned to perform the Services has the appropriate level of expertise, training, experience and, where applicable, licenses, necessary to perform such Services. Upon Novartis’ reasonable request, HCI/HCP shall reassign and replace any of its employees and subcontractors assigned to perform the Services. Novartis reserves the right to deny access to its facilities or remove from its premises, any individual who does not comply with Novartis’ rules, regulations and policies.

B. If HCI/HCP is a United States (“US”) based healthcare professional or an entity by or in which any US based healthcare professional receiving payments under the Master Agreement or in connection with the Services is (1) employed; (2) a principal; (3) an owner; or (4) a contractor, Novartis will have the right (i) to make public on its web site information relating to the Services or the Master Agreement, including without limitation, the relevant name, city, and state of residence or business (as applicable), the nature of the services performed pursuant to the Agreement, and any and all payments, reimbursements for expenses, or other transfers of value made in other than dollar form relating to the Master Agreement and (ii) to otherwise disclose as Novartis determines or as may be required under applicable state or federal law or any Corporate Integrity Agreement, such information or any other information relating to the Master Agreement. Furthermore, if a payment or other transfer of value is made under the Master Agreement, (1) on behalf of, at the request of, for the benefit or use of, or under the name of a US based healthcare professional for whom Novartis would otherwise report payments if made directly to the US based healthcare professional; or (2) at the request of, or designated on behalf of, a US based healthcare professional, then Novartis shall have the right to post and/or disclose the information referenced in the preceding sentence under the name of the HCI/HCP and/or the healthcare professional, as Novartis shall determine. Novartis shall also have the right to disclose this information to such healthcare professional’s employer, or affiliated hospitals or institutions.

C. If any HCI/HCP or any employee, subcontractor or agent of the HCI/HCP involved with the performance of the Services is currently or during the term of the Master Agreement becomes a member of a committee that sets formularies of covered medicines (e.g., formulary committee or Pharmacy & Therapeutics committee) or develops clinical practice guidelines or treatment protocols or standards, HCI/HCP shall or shall ensure that such person shall comply with the disclosure requirements of the respective committee(s) and, at a minimum, shall follow the procedures of such committee and disclose to such committee that (i) such person(s) provide services to Novartis and (ii) the nature of such services, for example, services related to the current or potential marketing and/or sales of a Novartis product; clinical research activities relating to a Novartis product; and/or non-promotional activities relating to a therapeutic area in which Novartis researches, develops, markets or sells pharmaceutical products.

The obligation to disclose to such committee as contemplated above shall extend for two (2) years beyond the termination or expiration of the Master Agreement, or a longer period of time as required by such committee. If and to the extent that the procedures or disclosure requirements of any committee(s) referenced above of which such person is a member require disclosure of confidential information of Novartis and/or work product produced under the Master Agreement to such committee(s), HCI/HCP will notify Novartis of such procedure or requirement reasonably in advance of making such disclosure, to the extent not prohibited by the policies of such committee(s).

D. If HCI/HCP, or any employee, subcontractor or agent of HCI/HCP involved with the performance of Services is or during the term of the Master Agreement subsequently becomes, a member of, affiliated with, or an employee of an educational or not-for-profit institution, health care institution, medical committee, or other medical or scientific organization and is required by such institution, committee, or organization to disclose any proposed or current agreements for Services as contemplated herein, HCI/HCP will or will ensure that said employee, subcontractor or agent will, make such disclosure(s) in accordance with the policies and procedures of such institution, committee, or organization, and will obtain prior written approval of the Master Agreement by such institution, committee, or organization, if required. The obligation to make the disclosures and obtain the approvals contemplated above shall extend beyond the termination or expiration of the Master Agreement for such period of time as required by such institution, committee, or organization. If and to the extent that the procedures or disclosure requirements of any institution, committee, or organization referenced above require disclosure of confidential information of Novartis and/or work product produced under the Master Agreement to such institution, committee, or organization, HCI/HCP will notify Novartis of such procedure or requirement reasonably in advance of making such disclosure, to the extent not prohibited by the policies of such institution, committee, or organization.

E. If the Services include authoring or production of articles or other publications, HCI/HCP shall, and shall ensure that its employees, subcontractors and agents shall (1) comply with the International Committee of Medical Journal Editors (“ICMJE”) criteria concerning authorship and disclosure of relationships with industry; and (2) disclose in any manuscript, journal submission, and elsewhere as appropriate or required, any potential conflict of interest, including any financial or personal relationships with Novartis, the names of any individuals who have provided editorial support for any manuscripts or other publications, and all funding sources for the study or publication.

F. Neither HCI/HCP nor any person currently employed by or under contract to HCI/HCP now or in the future in connection with any work to be performed for or on behalf of Novartis, including without limitation, any Services performed under the Master Agreement (i) has been convicted of an offense related to any Federal or State healthcare program, including (but not limited to) those within the scope of 42 U.S.C. § 1320a-7(a); (ii) has been excluded, suspended or is otherwise ineligible for Federal or State healthcare program participation, including (but not limited to) persons identified on the General Services Administration’s List of Parties Excluded from Federal Programs or the HHS/OIG List of Excluded Individuals/Entities; (iii) has been debarred from or under any Federal or State healthcare program (including, but not limited to debarment under Section 306 of the Federal Food, Drug and Cosmetic Act (21 USC 335a); or (iv) is on any of the FDA Clinical Investigator enforcement lists, including, but not limited to, the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List. HCI/HCP further agrees that if, at any time after execution of this Amendment, HCI/HCP becomes aware that it has or any person who participated, or is participating, in the performance of any Service or any other work for Novartis has become or is in the process of being charged, convicted, debarred, excluded, proposed to be excluded, suspended or otherwise rendered ineligible or is on an enforcement list, HCI/HCP will immediately notify Novartis in writing at: Novartis Pharmaceuticals Corporation, Attn: Ethics and Compliance, 59 Route 10, East Hanover, NJ 07936-1080.”

12. New Section 25. A new Section 25 is hereby added as follows:

“25. Spend Information. During the term of this Agreement, Institution shall retain and provide to Novartis certain spend information reasonably requested by Novartis to enable Novartis to comply with federal and/or state law requirements and meet other Novartis information needs (e.g., aggregate spend). Novartis shall request only that information reasonably necessary to fulfill its obligations and will request such information in a common or easily accessible format (e.g., by Excel file). Such spend information shall be provided or transmitted to Novartis on a calendar monthly basis no later than the fifteenth (15th) business day of each month. After the fifteenth (15th) business day, Institution shall have another five (5) business days to correct any errors or omissions to the Spend Report identified by Novartis.”

13. Press Release. Upon execution of this Second Amendment, Institution shall issue a press release in a form mutually agreed to by the Parties in writing announcing the full collaboration established by the Second Amended Master Agreement. Institution shall provide Novartis a press release in draft form five (5) business days prior to its publication in order to provide Novartis sufficient time to review and comment.

14. Entire Agreement. Except as provided herein, the First Amended Master Agreement shall remain in full force and effect without amendment or modification and is hereby ratified. The First Amended Master Agreement, as amended by this Second Amendment, supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter hereof and contains the entire understanding of the parties with respect thereto. This Second Amendment shall not have any force or effect until executed by all parties. The headings of this Second Amendment are for informational purposes only and shall not be used to interpret this Second Amendment.

15. Counterparts. This Second Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one agreement. This Second Amendment may also be executed by facsimile counterparts.

[Remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed as of the date of last signature below. All other terms and conditions of the Master Agreement, as amended, remain in effect.

NOVARTIS PHARMACEUTICALS CORPORATION

By:	/s/ Teresa Jose
Name:	Teresa Jose
Title:	CFO Oncology

Date:	1/6/14

FOUNDATION MEDICINE, INC.

By:	/s/ Michael J. Pellini
Name:	Michael J. Pellini
Title:	President & CEO

Date:	12/17/13

Attachment 1

Statement of Work Template

Foundation Medicine Statement of Work
Doc. ID Number: RES-RSP-13-XXX	Partner Trial: XXX	Effective Date: <DATE>	Page: 1 of 11

A STUDY TO USE THE FOUNDATION MEDICINE COMPREHENSIVE GENOMIC PROFILING ASSAY TO ANALYZE <INSERT ADDITIONAL STUDY INFORMATION HERE or STUDY TITLE FROM PROTOCOL>

Partner Trial:	<Partner Trial Name>

Partner Name:	Novartis

FM Research Study Number:	RES-RSP-XX-XXX

Primary Protocol/Project-specific Sponsor Contact:	<Primary Sponsor Contact>

Alliance Management:

Confidential Proprietary Property of Foundation Medicine, Inc.	1

Foundation Medicine Statement of Work
Doc. ID Number: RES-RSP-13-XXX	Partner Trial: XXX	Effective Date: <DATE>	Page: 2 of 11

A STUDY TO USE THE FOUNDATION MEDICINE COMPREHENSIVE GENOMIC PROFILING ASSAY

TO ANALYZE <INSERT ADDITIONAL STUDY INFORMATION HERE>

I. APPROVAL SIGNATURES

Signature of Agreement for Protocol

I have read this protocol and agree to the Statement of Work as outlined herein:

<Insert Partner Project Lead/Signatory Information here>	Date

Vincent A. Miller, M.D.	Date
Chief Medical Officer
Foundation Medicine, Inc.

CONFIDENTIALITY

The information contained in this document is the confidential and proprietary information of Foundation

Medicine. Except as may be required by Federal, State, or local laws or regulations, this document may not be disclosed to others without written permission of Foundation Medicine.

Confidential Proprietary Property of Foundation Medicine, Inc.	2

Foundation Medicine Statement of Work
Doc. ID Number: RES-RSP-13-XXX	Partner Trial: XXX	Effective Date: <DATE>	Page: 3 of 11

II.	DOCUMENT HISTORY

Version	Date	Replaces	Description of Change
1.0		N/A	Initial Draft

Confidential Proprietary Property of Foundation Medicine, Inc.	3

Foundation Medicine Statement of Work
Doc. ID Number: RES-RSP-13-XXX	Partner Trial: XXX	Effective Date: <DATE>	Page: 4 of 11

Table of Contents

I.	APPROVAL SIGNATURES		2

II.	DOCUMENT HISTORY		3

III.	SUMMARY OF STUDY		5

	1.	BACKGROUND:	5

	2.	OBJECTIVES:	5

IV.	STUDY DETAILS		5

	3.	STUDY TIMEFRAMES	5

	4.	SAMPLE SUMMARY	6

	5.	SAMPLE REQUIREMENTS	6

	6.	SAMPLE PROCESSING CONTINGENCY PLANS	7

	7.	ASSAY REQUIRED	8

	8.	REMAINING TISSUE INSTRUCTIONS	8

V.	DELIVERABLES		9

	9.	DATA/RESULTS REPORTING:	9

	10.	SAMPLE TRACKING:	10

VI.	NOVARTIS PROJECT-SPECIFIC CONTACT INFORMATION		10

VII.	FOUNDATION MEDICINE CONTACT INFORMATION		11

Confidential Proprietary Property of Foundation Medicine, Inc.	4

Foundation Medicine Statement of Work
Doc. ID Number: RES-RSP-13-XXX	Partner Trial: XXX	Effective Date: <DATE>	Page: 5 of 11

III.	SUMMARY OF STUDY

1.	BACKGROUND:

<Please provide a short background paragraph on study here><Short background paragraph on disease studied, if relevant.>

The samples used for this study come from COMPANY NAME protocol number XXXXXXX, a <TRIAL DESCRIBED HERE>.

The purpose of this study is to use the Foundation Medicine comprehensive genomic assay to profile tumor specimens on a selection of tumors from the <XXXX study/research project.>

2.	OBJECTIVES:

Primary Objective:

•	To utilize FMI’s comprehensive cancer genome profiling assay to retrospectively analyze <DETAILS HERE.>

IV.	STUDY DETAILS

3.	STUDY TIMEFRAMES

Projected Initial samples shipment date	Frequency of shipments (i.e. monthly, quarterly, etc.)	Projected Final sample shipment date	Other relevant dates (i.e. planned database lock, etc.

Confidential Proprietary Property of Foundation Medicine, Inc.	5

Foundation Medicine Statement of Work
Doc. ID Number: RES-RSP-13-XXX	Partner Trial: XXX	Effective Date: <DATE>	Page: 6 of 11

4.	SAMPLE SUMMARY

Type of Study Examples: Clinical - retrospective, Clinical - prospective, research samples only

Total number of samples expected Example: 50 samples total, 25 tumor and 25 normal (blood)

Description of Samples & Tumor Types Examples: All samples are from HCC xenograft models; All samples are various solid tumor types from clinical trial participants

Sample Format(s) Examples: FFPE Tumor Blocks, Tumor Tissue slides, Extracted DNA

Where will samples be shipped from? Example: All samples will be shipped from ABC central laboratory (if coming from multiple locations, please name all)

Does Foundation Medicine have permission to exhaust samples? (please specify by sample type) Example: Slides may be exhausted, but must contact sponsor for permission before exhausting FFPE blocks

5.	SAMPLE REQUIREMENTS

•	Generally, at least 40 microns of tissue cut from FFPE specimens and mounted as unstained slides, plus an additional unstained slide for H&E, are required. (4 x 10 micron slides, or 8 x 5 micron slides, plus an additional 1 x 4 micron slide for H&E staining) Reference SOW appendices for more information on other tissue types and their general requirements.

•	If less than 40 microns of tissue is available, Foundation can pre-review the H&E images to determine the tumor content of >20%. The sample may be utilized for Foundation’s validated small sample extraction protocol in the CLIA lab.

•	A hard copy of the Sample Manifest must accompany all packages samples received at FMI. Each sample will be physically checked against the Sample Manifest before accessioning of the samples can begin.

•	Tissue samples will be identified with a Foundation Medicine assigned code.

•	Electronic Study Manifest (Refer to Appendix VIII for detailed information)

Confidential Proprietary Property of Foundation Medicine, Inc.	6

Foundation Medicine Statement of Work
Doc. ID Number: RES-RSP-13-XXX	Partner Trial: XXX	Effective Date: <DATE>	Page: 7 of 11

•	Electronic Sample and Study Manifests must also be sent to FMI. These include:

•	An electronic version of each Sample Manifest associated with a package

•	An electronic cumulative study manifest containing information associated with each sample

6.	SAMPLE PROCESSING CONTINGENCY PLANS

Quality control checks are critical to every step of the FMI assay. These steps are:

1.	Reconciliation. Each physical sample is manually checked against the sample identifier on the Sample Manifest. Additionally, each slide is manually checked to see that the shape and size of the sample matches that of the other slides associated with the same sample identifier. For cases where a sample cannot be reconciled, the Sponsor Contact will be contacted to make a decision regarding whether or not to proceed with that sample.

2.	Pathology Review. An H&E slide is prepared and reviewed for a) assessment of percentage tumor, b) gross pathology to assess whether the tissue type matches the Study Manifest. For cases with a tumor fraction <20%, specimens will be held until the Sponsor Contact is contacted. Similarly, if a tissue discrepancy is noted, the specimen will be held until the Sponsor Contact is contacted and can advise.

3.	DNA extraction. The majority of samples that pass pathology review are able to have DNA isolated. A small percentage of samples yield <50 ng of DNA, which is currently the minimum amount of DNA needed for the FMI assay. If this occurs, the Sponsor Contact is contacted to decide if additional sample is available, and, in consultation with FMI decide whether to attempt to continue the assay.

4.	Sequencing. The vast majority of samples with an adequate amount of good quality DNA perform well in the FMI assay. If underperformance is noted, the Sponsor Contact will be notified to discuss steps forward.

Confidential Proprietary Property of Foundation Medicine, Inc.	7

Foundation Medicine Statement of Work
Doc. ID Number: RES-RSP-13-XXX	Partner Trial: XXX	Effective Date: <DATE>	Page: 8 of 11

7.	ASSAY REQUIRED

Assay Name	Selection (place “X” in only one box)
T5a
Heme assay

Refer to the SOW appendices for the list of genes in each assay.

8.	REMAINING TISSUE INSTRUCTIONS

If remaining tissue is to be returned, the following table must be completed including destination, address, and recipient contact info, timelines, shipping conditions (e.g. ambient, cold pack, frozen), labeling, and manifest requirements (electronic and hard copies)

FM should notify partner contact when a shipment is scheduled with tracking numbers and expected delivery dates. Return shipments should only be scheduled on a Monday, Tuesday, or Wednesday, unless partner explicitly requests otherwise.

Tissue Type (blocks, slides, DNA, etc.)	Instructions (ship to central lab, destroy samples, etc.)	Shipment information (if applicable)	Shipment timing requirements
Example: Remaining blocks	Example: Return to central laboratory, email electronic manifest to <EMAIL1, EMAIL2> prior to shipment	Example: Attention: Sample Return Unit XXXX Street, City, State, Country Phone: Email:	Example: Ship remaining tissue quarterly
Example: Remaining slides

Example: Remaining DNA extract

<add/delete rows as required>

Confidential Proprietary Property of Foundation Medicine, Inc.	8

Foundation Medicine Statement of Work
Doc. ID Number: RES-RSP-13-XXX	Partner Trial: XXX	Effective Date: <DATE>	Page: 9 of 11

If remaining tissue is to be destroyed, FM must receive a written request with a listing of exactly which samples are to be destroyed. FM will provide documentation of destruction upon completion of the process.

V.	DELIVERABLES

The success of this work will be facilitated by timely sample receipt and associated data transfer and regular communication between the relevant scientific and operational contacts at Foundation and Novartis. IF RELEVANT: NGS data from this study is required at PARTNER by XX date. The achievability of this date is dependent upon receiving samples and sample information in a timely manner (by XXXX, 2013 at the latest).

9.	DATA/RESULTS REPORTING:

All data types/formats in the table below will provide information regarding:

•	Base substitutions

•	Small insertions and deletions

•	Copy number alterations

•	Select rearrangements

Data Type/Format	Delivery Method	Frequency/Timing
CLIA certified PDF reports for Investigators (only applicable for clinical trial samples)	<SELECT AS APPLICABLE: Novartis team via WDCSII system, or directly to sites via Foundation Medicine’s Web Portal delivery system>	Example: rolling, within 42 days of sample receipt at Foundation Medicine

Data transfer per Data Transfer Specifications (DTS)*	WDCSII, format specified in DTS Specify NOVDD or ADVANCE	Example: Data transfer every two months during study, and ad-hoc as needed

Xml file format data	Example: Emailed to Novartis Bioinformatics team	Example: Within 60 days of sample receipt at FM

Excel results summary (research samples only – not for clinical samples)	Example: Emailed to CTT	Example: Sent upon request

*	Foundation Medicine will be responsible for responding to data-transfer reconciliation trackers during data reconciliation processes throughout the trial.

Confidential Proprietary Property of Foundation Medicine, Inc.	9

Foundation Medicine Statement of Work
Doc. ID Number: RES-RSP-13-XXX	Partner Trial: XXX	Effective Date: <DATE>	Page: 10 of 11

10.	SAMPLE TRACKING:

Foundation Medicine will provide tracking and sample progress reports either in a centralized tracking sheet delivered to Novartis, the BioTrack sample annotation file, or a web-based tracking platform maintained by Foundation Medicine.

VI.	NOVARTIS PROJECT-SPECIFIC CONTACT INFORMATION

Add or remove contact information as needed

< Contact #1> < Contact #2>	< Contact #3>

Confidential Proprietary Property of Foundation Medicine, Inc.	10

Foundation Medicine Statement of Work
Doc. ID Number: RES-RSP-13-XXX	Partner Trial: XXX	Effective Date: <DATE>	Page: 11 of 11

VII.	FOUNDATION MEDICINE CONTACT INFORMATION

Confidential Proprietary Property of Foundation Medicine, Inc.	11

Attachment 4

Per Sample Pricing by Volume
Sample Band	Solid Tumor Platform	Heme Platform
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]

***Confidential Treatment Requested***

Attachment 5

Anti-Bribery Policy

Novartis Global Policy

1.	Introduction

1.1	Purpose

Our Code of Conduct states that we do not bribe anyone. This Policy sets forth the respective principles and rules and how they must be implemented.

1.2	Scope and Applicability

This Policy applies to all directors, officers, and employees (‘Associates’) of Novartis AG and its affiliates (‘Novartis’).

This Policy addresses a variety of contexts in which bribery issues may arise. Other aspects of business ethics and corruption, including conflicts of interest and insider trading, are regulated separately.

This Policy contains Novartis’ global standards and it is aligned with applicable laws and industry codes. In some countries, local laws and regulations may be more stringent than the principles set out in this Policy. Where this is the case, the more stringent rules apply.

This Policy enters into force as of March 1, 2012, and must be implemented by all Novartis affiliates (taking into account local legal considerations). It replaces Corporate Citizenship Guideline # 3: Business Ethics – Bribes, Gifts and Entertainment (‘CC3’).

2.	Principles and Rules

2.1	Basic Rules

Definitions

Bribery means giving, offering, or receiving an improper benefit with the intention of influencing the behavior of someone to obtain or retain a commercial advantage.

Bribery can take a variety of forms – offering or giving money or anything else of value. In fact, even common business practices or social activities – such as the provision of gifts and hospitality – can constitute bribes in some circumstances.

Principles and Rules	Associates must not bribe and they must not use intermediaries, such as agents, consultants, advisers, distributors or any other business partners to commit acts of bribery.

Novartis does not distinguish between public officials and private persons so far as bribery is concerned: bribery is not tolerated, regardless of the status of the recipient.

Always ask yourself before offering or giving money or anything else of value to any person if what you are considering to do could be viewed as having an illegitimate purpose. If the answer is yes, you must not proceed.

References	If you are in any doubt, consult a legal or compliance representative before proceeding.

With regard to interactions with third parties, consult the Novartis guidelines relating to the management of third parties.

2.2	Gifts, Hospitality, and Entertainment

Definitions	Gifts are benefits of any kind given to someone as a sign of appreciation or friendship without expectation of receiving anything in return. They include ‘courtesy gifts’, which are small gifts given at culturally recognized occasions (e.g. weddings, funerals) or special times of the year (e.g. Christmas, New Year).

Hospitality generally includes refreshments, meals, and accommodation. Entertainment generally includes attendance at plays, concerts, and sports events.

Principles and Rules	Gifts, hospitality, and entertainment must be modest, reasonable and infrequent so far as any individual recipient is concerned.

Gifts, hospitality, and entertainment must never be offered or provided with the intent of causing the recipient to do something favoring Novartis or to refrain from doing something disadvantaging Novartis.

Cash and gifts that are cash equivalent (e.g. shopping coupons) must never be given. Do not provide entertainment to any participant to Novartis business meetings, congresses or comparable events, unless the entertainment is an appropriate and incidental part of such events. Do not pay for any side or extended trips.

Do not pay for the entertainment, hospitality, travel costs of anyone who accompanies an invitee to a Novartis business meeting, congress, or comparable event.

Before giving a gift or providing hospitality or entertainment to anyone, consider whether the reputation of Novartis, yourself, or the recipient is likely to be damaged if news of the gift, hospitality, or entertainment appeared on the front page of a newspaper. If this would embarrass either Novartis or the recipient, do not proceed.

References	Principles & practices for professionals or equivalent document of each Novartis Division (e.g., NP4)

2.3	Grants and Donations

Definitions	Grants and donations are benefits given by Novartis in the form of money or in-kind contributions (e.g. the supply of a Novartis product for free or at a reduced price). They can also involve both a monetary payment and an in-kind contribution.

Novartis provides grants and makes donations for a variety of legitimate purposes, including funding research or measures to improve health care systems and supporting charitable projects.

The main difference between grants and donations is that grants are given for a specific purpose, e.g. research or education, while donations address humanitarian needs, including emergency and natural disaster situations (e.g. earthquake, tsunami).

Principles and Rules	Grants and donations can only be given if Novartis does not receive, and is not perceived to receive, any tangible consideration in return. For instance, grants or donations must not be given to obtain a marketing authorization or any other approval, or to directly increase the sales of a Novartis product in return (e.g. to request the grant recipient or some other person to order or prescribe a Novartis product).

Requests for grants or donations must be handled with special caution, in particular, those requests received from individuals who are able to affect the sales of Novartis or may benefit personally, if the request is granted.

References	Principles & practices for professionals or equivalent document of each Novartis Division (e.g., NP4).

For donations, the authorization limits defined in the Management Authorization Levels (‘MAL’).

2.4	Special Rules Relating to Public Officials

Definitions	The term ‘public official’ has been extensively interpreted by regulators to include employees and officers of government departments, employees and officers of companies owned or partially owned by a government, officers and employees of international organizations, such as the United Nations, politicians, candidates of political parties etc.

Most medical and scientific personnel qualify as public officials, when they work at a government-owned hospital, clinic, university or other similar facility. In some countries, doctors, pharmacists, investigators of clinical trials, and nurses are public officials.

Principles and Rules	Novartis does not distinguish between public officials and employees of private sector organizations so far as bribery is concerned, however, it is important to recognize that public officials are often subject to rules and restrictions that do not apply to persons who operate in the private sector.

Any relationship with public officials must be in strict compliance with the rules and regulations to which they are subject (i.e. any applicable rules or regulations in the particular country relating to public officials or that have been imposed by their employer) and any benefit conveyed to a public official must be fully transparent, properly documented, and accounted for.

References

2.5	Political Contributions

Definitions	Political contributions are monetary or non-monetary (e.g. resources, facilities) contributions to support political parties, politicians or political initiatives.

Principles and Rules	Generally, Novartis does not make political contributions. However, since public policy issues impact Novartis’ business, its employees, and the communities in which Novartis operates, in certain cases it may be appropriate to use its resources to make political contributions. For instance, Novartis may seek to support candidates, committees, or other organizations that are committed to economic development, recognize the importance of healthcare innovation, and improve patient access to therapies.

Political contributions must never be made with the expectation of a direct or immediate return for Novartis.

Political contributions must be:

• Compliant with applicable laws, regulations, and industry codes;

• Covered by a separate budget position, approved in the ordinary budget process; and

• Approved in advance by the relevant Novartis Country President.

References

2.6	Facilitation Payments

Definitions	Facilitation payments are payments to public officials to expedite the performance of duties of a non-discretionary nature. These payments are intended to influence only the timing of the public officials’ actions (e.g. payments to expedite visa issue or clearing goods through customs), but not their outcome.

Principles and Rules	Novartis prohibits facilitation payments. This applies irrespective of whether or not local law permits facilitation payments.

References

2.7	Third Parties

Definitions	A Third Party is any person, including a legal entity, with whom Novartis interacts and that is not a Novartis company or Associate.

Principles and Rules	Novartis must only engage with Third Parties if there is a legitimate need for the services or the goods that they provide; if the services and goods are priced at no more than market value; if there is a written contract; and if the receipt of such services or goods is documented.

Engagement of Third Parties – including healthcare professionals – must never be used to create an incentive or reward for prescribing Novartis products or to secure any improper business advantage for Novartis.

References	Novartis guidelines relating to the management of third parties.

2.8	Books and Records/Internal Controls

Definitions	Books and records include accounts, invoices, correspondence, papers, CDs, tapes, memoranda and any other document or transcribed information of any type.

Principles and Rules	Novartis must prepare and maintain books and records that accurately and in reasonable detail document the source of the revenues and the use that has been made of Novartis assets.

‘Off-the-books’ accounts and false or deceptive entries in the Novartis books and records are strictly prohibited. All financial transactions must be documented, regularly reviewed and properly accounted for in the books and records of the relevant Novartis entity.

All relevant financial controls and approval procedures must be followed.

The retention and archive of Novartis records must be consistent with Novartis’ standards, tax, and other applicable laws and regulations.

References	Management Authorization Levels (‘MAL’); Novartis Financial Controls Manual (‘NFCM’); Novartis Accounting Manual (‘NAM’).

3.	Implementation

3.1	Training

Associates must familiarize themselves with this Policy and participate in anti-bribery training sessions that will be periodically held.

3.2	Reporting Potential Misconduct/Non-Retaliation

Any Associate who learns of a potential violation of applicable laws or this Policy is required to report his or her suspicion promptly in accordance with the section of the Novartis Code of Conduct entitled ‘How to report potential misconduct.’

Anyone who reports a possible violation of applicable laws or this Policy will be protected from retaliation in any form.

3.3	Breach of this Policy

Breaches of this Policy will not be tolerated and can lead to disciplinary and other actions up to and including termination of employment.

3.4	Exceptions

The Divisional Compliance Committees may grant exceptions to this Policy. For all activities not relating to a Divisional business, exceptions may be granted by the Group General Counsel together with the Head of Group Country Management and External Affairs. No exceptions can be granted from compliance with applicable laws and regulations.

3.5	Entry into Force and Implementation

It is the responsibility of every Novartis manager to implement this Policy within his or her area of functional responsibility, lead by example, and provide guidance to the Associates reporting to him or her. Novartis managers must also seek to structure incentives and conduct performance assessments accordingly.

The owner of this Anti-Bribery Policy is Group Integrity & Compliance.